AMENDMENT TO SELLING AGREEMENT
                           FOR VARIABLE LIFE PRODUCTS


This Amendment is attached to and made part of the Selling Agreement dated , (the Agreement") between MetLife Investors Insurance Company, a Missouri life insurance company("Life Company"); MetLife Investors Distribution Company, a Delaware corporation ("Distributor"); Firm Name ("Broker-Dealer") and Firm Name ("General Agent").

                                    RECITALS

a. Broker-Dealer and General Agent desire to offer to their customers certain variable life insurance policies offered by Life Company and distributed by Distributor; and

b. The Agreement and the Schedule of Compensation thereunder are hereby amended to enable such offer.

It is agreed as follows:

1. Section 4.3 of the Agreement is amended by adding the following:

"In connection with the offer and sale of variable life insurance policies as a part of the Contracts to be offered hereunder, Broker-Dealer and General Agent further agree that no recommendations shall be made to an applicant to purchase a variable life insurance policy and that no variable life insurance policy shall be issued in the absence of reasonable grounds to believe that the purchase of such policy is not unsuitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Broker-Dealer or General Agent."

2. The Schedule of Compensation is amended by adding the attached Exhibit A.

3. This Amendment is effective as of             , 2001.

4. Except as amended hereby, the Agreement, as previously amended, shall remain in full force and effect.

In Witness Whereof, the parties to the Selling Agreement have signed this Amendment as of the date first above written.


METLIFE INVESTORS INSURANCE
COMPANY                                    "GENERAL AGENT"


By: ______________________________         By: ___________________________
         Jamie Shepherdson                 Name  ___________________
         Co-President                      Title ___________________


METLIFE INVESTORS DISTRIBUTION
COMPANY                                   "BROKER-DEALER"


By: ______________________________     By:  ______________________________
    Richard C. Pearson                      Name  ___________________
    Exec. Vice President                    Title ___________________